EXHIBIT 99.1

Washington Banking Company 1Q13 Profits Stable at $4.6 Million;

Generates Return on Average Equity of 10.18% and Return on Average Assets of 1.11%

OAK HARBOR, WA – April 25, 2013 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported it earned $4.6 million, or $0.30 per diluted share, even with the preceding quarter and down slightly from $4.8 million, or $0.31 per diluted share in the first quarter of 2012. Continuing improvement in asset quality, solid contribution from mortgage originations and the ongoing shift of deposits into lower cost transaction accounts contributed to first quarter 2013 earnings.

“The residential mortgage market remains healthy, even though activity in the first quarter moderated from the feverish pace set in 2012,” said Jack Wagner, President and Chief Executive Officer. “Our first quarter loan production was also more moderate than at the end of 2012, with average loans up 1.8% in the quarter and 3.6% year-over-year. At quarter end, the non-covered loan portfolio was down 1.1% in the quarter and up 3.1% from a year ago, reflecting normal payments and amortization of the loan portfolio. Mortgage banking income contributed $1.0 million to first quarter revenues, down from the high point reached in the fourth quarter of $1.2 million and up from $705,000 generated in the first quarter a year ago.”

“King and South Snohomish counties continue to lead the recovery in Northwest Washington,” said Bryan McDonald, Whidbey Island Bank’s President and CEO. ”With the addition of our new branch in Woodinville, we have three commercial lending teams operating in this region who are consistently bringing in a higher share of new customers to the bank and the loan pipeline is stronger in this market than elsewhere in our footprint.”

First Quarter 2013 Financial Highlights (as of, or for the periods ended March 31, 2013)

•	Return on average assets (annualized) was 1.11% and return on average common equity was 10.18% in 1Q13.
•	On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 19.78% compared to 19.94% a year ago. The minimum ratio to be considered well-capitalized under FDIC rules is 10%.
•	Nonperforming non-covered assets/total assets improved to 1.03%, compared to 1.10% in the preceding quarter and 1.42% a year ago. Classified loans declined to $73.9 million at March 31, 2013, from $77.3 million at December 31, 2012.
•	The $1.5 million provision for covered loan losses in the first quarter was mostly offset by a reduction in the change in the FDIC indemnification asset. While the cash flows associated with several acquired loans have deteriorated, the Bank remains covered by the FDIC loss-share agreement for these assets.
•	Tangible book value per common share increased to $11.50, compared to $10.85 a year ago.
•	Low-cost demand, money market, savings and NOW accounts were $1.02 billion, or 70% of total deposits.
•	Loan loss reserves were 2.01% of non-covered loans, and 2.20% a year ago.
•	The interest income generated from the loan portfolios in the FDIC-assisted acquisitions contributed $6.7 million to first quarter revenues.
•	In the first quarter, net interest margin fell 39 basis points to 4.84% compared to 5.23% in the preceding quarter, and fell 97 basis points from 5.81% in the year ago quarter, reflecting declines in both the yields and balances of covered loans.

Regional Economic and Acquisitions Update

“The Washington State economy may be recovering at a faster pace than the nation as a whole, but not without fits and starts,” said Wagner. “Employment, housing and retail sales are improving, particularly in the greater Seattle area. In February the state unemployment rate fell to 8.2% (not seasonally adjusted) with King County at 5.6% and Snohomish

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

County at 6.3%. Boeing, Amazon, Microsoft, Costco, Nordstrom, Expeditors, and Starbucks are just a few of the world class companies that are fueling our economic recovery. The region also has almost 62,000 military personnel based in the state. It remains to be seen how deeply the sequestration cuts will impact the state’s armed forces.”

“Due to some stress in the covered hospitality portfolio, we booked a $1.5 million provision for covered loans in the first quarter, which followed the $2.2 million provision taken in the fourth quarter of 2012 and are the largest such provisions we have taken since the FDIC assisted acquisitions,” stated Rick Shields, Chief Financial Officer. “These provisions, however, were offset by significantly lower changes in the FDIC Indemnification Asset line included in noninterest income, which was a cost of $174,000 in the first quarter compared to $228,000 in the fourth quarter and $3.0 million in the first quarter a year ago.”

The FDIC indemnification asset carried on the balance sheet declined 19% in the quarter to $28.1 million, and is down 77% from its peak of $124.7 million in the third quarter of 2010. In addition, the clawback adjustment in the first quarter of 2013 was $200,000, compared to $295,000 in the preceding quarter and $40,000 in the first quarter of 2012.

Covered loans, which are loans that are subject to a loss-share arrangement as a result of the two FDIC-assisted acquisitions, are shown as a separate line item on the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately under generally accepted accounting principles (GAAP). Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, pay off, or are otherwise resolved. The resolution of the acquired loan portfolios continues to progress, with net covered loans down 9% for the quarter, 23% year-over-year and 57% since acquired.

Credit Quality

“Overall asset quality continued to improve during the first quarter with total nonperforming assets down 29% from a year ago,” said Dan Kuenzi, Chief Credit Officer. “Residential construction projects continue to make up the majority of nonperforming loans, particularly in the smaller markets we serve. We are continuing to move delinquent loans through the collection process, and foreclosed on a large development project in Skagit County, which added to the balance of other real estate owned in the quarter.”

Nonperforming, non-covered loans (NPL) decreased during the first quarter to $11.8 million from $15.6 million in the fourth quarter and from $22.3 million in the year ago quarter, with residential construction loans accounting for 33% of the nonperforming assets. The ratio of NPLs/total non-covered loans improved to 1.40% at March 31, 2013, from 1.82% at the end of the fourth quarter and 2.73% a year ago. Nonperforming, non-covered assets (NPA)/total assets improved to 1.03% compared to 1.10% in the preceding quarter and 1.42% a year ago. Non-covered other real estate owned (OREO) was $5.3 million, compared to $3.0 million in the preceding quarter and $1.8 million a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

Non-Covered NPA by Location	Island County	San Juan County	Skagit County	Snohomish County	Whatcom County	Total	Percent of Total Non-Covered NPA by Loan Type
(dollars in 000s)
3/31/2013
Commercial	$ 3	$ 335	$ 816	$ 1,586	$ 559	$ 3,299	19.26%
Real Estate Mortgages
One-to-Four Family Residential	-	-	153	-	339	492	2.87%
Commercial	-	188	574	-	379	1,141	6.67%
Real Estate Construction
One-to-Four Family Residential	1,375	-	1,818	-	2,518	5,711	33.34%
Commercial	815	-	-	-	-	815	4.76%
Consumer
Direct	210	-	-	102	62	374	2.18%
Other Real Estate Owned	1,023	-	3,608	397	269	5,297	30.92%
Total	$ 3,426	$ 523	$ 6,969	$ 2,085	$ 4,126	$17,129	100.00%

Percent of Total Non-Covered NPA by Location	20.00%	3.05%	40.69%	12.17%	24.09%	100.00%

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

The provision for non-covered loan losses was $450,000 in the first quarter, compared to $1.5 million in the fourth quarter of 2012 and $2.0 million in the first quarter a year ago. The allowance for non-covered loan losses totaled $16.9 million, or 2.01% of non-covered loans. Total net charge-offs in the first quarter were $671,000, or 0.32% of average total loans on an annualized basis, compared to $923,000, or 0.44% of average loans in the preceding quarter and $2.0 million, or 1.01% of average loans, in the first quarter a year ago.

Balance Sheet

Total assets were $1.67 billion at March 31, 2013, down slightly from $1.69 billion in the preceding quarter and $1.70 billion a year ago. Total non-covered loans decreased 1.1% to $843.8 million compared to $853.1 million at December 31, 2012, and were up 3.1% from $818.7 million at March 31, 2012. “Our commercial teams are committed to building and maintaining strong relationships with business owners in our communities,” said McDonald. “Commercial teams closed $34.1 million in new loans and renewed $47.6 million in commitments in the first quarter, bringing total new and renewed commercial group production to $81.7 million.”

The non-covered loan portfolio is well diversified with commercial and industrial loans making up 19% and residential mortgages accounting for 4% of the portfolio. Owner-occupied commercial real estate loans represent approximately 25% of the portfolio and non-owner occupied commercial real estate loans account for approximately 26% of loans. Indirect consumer loans account for 9% of the portfolio and other consumer loans account for 9%. Construction and land development loans for residential properties represent 5% and commercial construction and land development loans represent 3% of the portfolio.

As resolution of the covered portfolio progresses, net covered loans totaled $195.6 million and covered OREO totaled $15.5 million at March 31, 2013, compared to $214.1 million and $13.5 million, respectively, three months earlier.

The mix of total deposits continued to improve with non-CD deposits increasing $489,000 during the quarter, while the level of total deposits was relatively stable at $1.44 billion at March 31, 2013. Noninterest-bearing demand deposits decreased 3% in the quarter and increased 5% year-over-year, representing 18% of total deposits. Year-over-year, NOW accounts increased 18% to $346.5 million, comprising 24% of deposits; time deposits declined 18% to $426.1 million and accounted for 30% of total deposits. Core deposits, excluding time deposits over $100,000, represented 87% of all deposits.

Shareholders’ equity increased 1% in the quarter and 6% year-over-year, due to the strong earnings generated during the past twelve months. Tangible shareholder equity totaled $178.4 million, or $11.50 per share at March 31, 2013, compared to $10.85 a year ago.

Operating Results

In the first quarter of 2013, net interest income decreased 8% to $18.2 million from the linked quarter of $19.9 million, and declined 15% from $21.3 million a year ago. The majority of the decline came from the resolution of the covered loan portfolio and a reduction in the yield on covered loans from 14.54% in the fourth quarter of 2012 to 13.16% in the current quarter.

“The complexities of the FDIC assisted accounting items on the income statement make quarterly comparisons difficult, however, these items generally offset each other. The major driver of noninterest income was gains realized from the sale of mortgage loans, which contributed $1.0 million to first quarter revenues and $1.2 million to fourth quarter 2012 revenues,” said Shields. “As discussed above, the increase in the provision for covered loan losses resulted in a substantially reduced change in the FDIC indemnification asset in the first quarter of 2012. Consequently, first quarter noninterest income was $4.3 million compared to $4.6 million in the previous quarter and $1.3 million in the year ago quarter. Collections on the covered asset portfolio generated $380,000 in gains on disposition of those assets, compared to $567,000 in the linked quarter and $629,000 in the first quarter a year ago.”

Gains on sale of investment securities contributed $265,000 in the first quarter and $244,000 in the fourth quarter of 2012 and $342,000 in the first quarter of 2012.

Washington Banking’s net interest margin decreased 39 basis points from the preceding quarter to 4.84% from 5.23% and fell 97 basis points from 5.81% in the year ago quarter. “We have noted in the past few quarters that we anticipate the net interest margin will decline as the contribution from the covered loan portfolio shrinks,” Shields noted. “This quarter the decline was more dramatic because the estimated remaining cash flows decreased in the covered portfolio. Our net

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

interest margin from the non-covered loan portfolio is relatively stable, and we anticipate our net interest margin will continue to compress this year, although not as dramatically as it did in the first quarter.”

Operating expense continued to be stable at $13.9 million in the first quarter, reflecting higher compensation expenses from a year ago and lower FDIC premiums.

In a separate release today, Washington Banking announced it will pay a quarterly cash dividend of $0.15 per common share. “In keeping with our two-tiered approach in determining our dividend payouts each quarter, we are increasing our basic dividend amount to $0.07 plus $0.08 per share in the variable dividend, which results in the total dividend at 50% of earnings,” Wagner noted. “Our board will continue to evaluate dividends each quarter based on capital requirements, market opportunities and other operating considerations.”

Conference Call Information

Management will host a conference call on Friday, April 26, at 10:00 a.m. Pacific time (1:00 p.m. ET) to discuss the results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9692. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

About Washington Banking Company

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 31 full-service branches located in six counties in Northwestern Washington. The Seattle Times’ ranked Washington Banking Company as the top financial institution in the region for the third consecutive year in their 21st annual “Best of the Northwest” listing. In 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

Forward Looking Statements

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, regional economic trends, dividends and dividend payout ratios, covered loan trends, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, net interest margin, benefits from prior FDIC-assisted acquisitions and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the ability to open new locations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	March 31,	December 31,	Month	March 31,	Year
	2013	2012	Change	2012	Change
Interest Income
Non-Covered Loans	$ 11,153	$ 11,520	-3%	$ 11,753	-5%
Covered Loans	6,713	8,170	-18%	9,868	-32%
Taxable Investment Securities	1,313	1,352	-3%	1,356	-3%
Tax Exempt Securities	372	336	11%	255	46%
Other	59	61	-3%	51	16%
Total Interest Income	19,610	21,439	-9%	23,283	-16%

Interest Expense
Deposits	1,310	1,457	-10%	1,845	-29%
Junior Subordinated Debentures	118	128	-8%	136	-13%
Total Interest Expense	1,428	1,585	-10%	1,981	-28%

Net Interest Income	18,182	19,854	-8%	21,302	-15%
Provision for Loan Losses, Non-Covered Loans	450	1,500	-70%	2,000	-78%
Provision for Loan Losses, Covered Loans	1,500	2,246	-33%	-	100%
Net Interest Income after Provision for Loan Losses	16,232	16,108	1%	19,302	-16%

Noninterest Income
Service Charges and Fees	816	860	-5%	893	-9%
Electronic Banking Income	1,143	938	22%	896	28%
Investment Products	224	231	-3%	362	-38%
Gain on Sale of Investment Securities, Net	265	244	9%	342	-23%
Bank Owned Life Insurance Income	38	33	15%	60	-37%
Income from the Sale of Loans	1,011	1,221	-17%	705	43%
SBA Premium Income	278	284	-2%	87	220%
Change in FDIC Indemnification Asset	(174)	(228)	-24%	(2,991)	-94%
Gain on Disposition of Covered Assets	380	567	-33%	629	-40%
Other Income	365	453	-19%	314	16%
Total Noninterest Income	4,346	4,603	-6%	1,297	235%

Noninterest Expense
Compensation and Employee Benefits	7,676	7,627	1%	7,334	5%
Occupancy and Equipment	1,801	1,757	3%	1,729	4%
Office Supplies and Printing	400	427	-6%	413	-3%
Data Processing	535	531	1%	528	1%
Consulting and Professional Fees	333	194	72%	243	37%
Intangible Amortization	108	129	-16%	126	-14%
FDIC Premiums	289	314	-8%	336	-14%
FDIC Clawback Liability	200	295	-32%	40	400%
Non-Covered OREO & Repossession Expenses	525	330	59%	374	40%
Covered OREO & Repossession Expenses	136	425	-68%	574	-76%
Other	1,864	1,943	-4%	1,958	-5%
Total Noninterest Expense	13,867	13,972	-1%	13,655	2%

Income Before Provision for Income Tax	6,711	6,739	0%	6,944	-3%
Provision for Income Tax	2,127	2,153	-1%	2,171	-2%
Net Income Available to Common Shareholders	$ 4,584	$ 4,586	0%	$ 4,773	-4%
Earnings per Common Share
Net Income per Share, Basic	$ 0.30	$ 0.30	0%	$ 0.31	-3%

Net Income per Share, Diluted	$ 0.30	$ 0.30	0%	$ 0.31	-3%

Average Number of Common Shares Outstanding	15,485,000	15,455,000		15,409,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,519,000	15,484,000		15,441,000

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	March 31,	December 31,	Month	March 31,	Year
	2013	2012	Change	2012	Change
Assets
Cash and Due from Banks	$ 23,047	$ 32,145	-28%	$ 22,010	5%
Interest-Bearing Deposits with Banks	77,516	75,428	3%	109,154	-29%
Total Cash and Cash Equivalents	100,563	107,573	-7%	131,164	-23%

Investment Securities Available for Sale	394,328	372,968	6%	320,694	23%
FHLB Stock	7,374	7,441	-1%	7,576	-3%
Loans Held for Sale	11,106	18,043	-38%	10,011	11%
Loans Receivable	843,812	853,134	-1%	818,650	3%
Less: Allowance for Loan Losses	(16,926)	(17,147)	-1%	(17,993)	-6%
Non-Covered Loans, Net	826,886	835,987	-1%	800,657	3%

Covered Loans, Net Allowance for Loan Losses	195,589	214,087	-9%	255,020	-23%
Premises and Equipment, Net	36,431	36,751	-1%	37,426	-3%
Bank Owned Life Insurance	17,742	17,704	0%	17,573	1%
Goodwill and Other Intangible Assets, Net	5,919	6,027	-2%	6,413	-8%
Other Real Estate Owned	5,297	3,023	75%	1,830	189%
Covered Other Real Estate Owned	15,453	13,460	15%	25,973	-41%
FDIC Indemnification Asset	28,140	34,571	-19%	60,898	-54%
Other Assets	23,526	20,042	17%	21,319	10%
Total Assets	$ 1,668,354	$ 1,687,677	-1%	$ 1,696,554	-2%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$ 253,947	$ 261,310	-3%	$ 242,568	5%
NOW Accounts	346,450	345,599	0%	293,819	18%
Money Market	296,565	295,441	0%	323,645	-8%
Savings	118,602	112,725	5%	103,462	15%
Time Deposits	426,111	447,898	-5%	522,531	-18%
Total Deposits	1,441,675	1,462,973	-1%	1,486,025	-3%

Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	16,619	16,306	2%	11,040	51%
Total Liabilities	1,484,068	1,505,053	-1%	1,522,839	-3%

Shareholders' Equity
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,503,861 at 3/31/13,
15,483,598 at 12/31/12 and 15,419,472 at 3/31/12	85,912	85,707	0%	84,853	1%
Retained Earnings	94,496	92,234	2%	86,031	10%
Accumulated Other Comprehensive Income	3,878	4,683	-17%	2,831	37%
Total Shareholders' Equity	184,286	182,624	1%	173,715	6%
Total Liabilities and Shareholders' Equity	$ 1,668,354	$ 1,687,677	-1%	$ 1,696,554	-2%

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	September 30,	March 31,
	2013	2012	2012	2012

Averages
Total Assets	$ 1,672,807	$ 1,677,465	$ 1,672,663	$ 1,665,597
Non-Covered Loans and Loans Held for Sale	856,249	841,044	831,256	826,528
Covered Loans	206,873	223,473	236,355	262,580
Interest Earning Assets	1,539,196	1,533,010	1,513,891	1,493,322
Deposits	1,447,939	1,455,049	1,457,014	1,459,296
Common Shareholders' Equity	182,667	181,015	176,934	171,975

Financial Ratios
Return on Average Assets, Annualized	1.11%	1.09%	1.10%	1.15%
Return on Average Common Equity, Annualized	10.18%	10.08%	10.43%	11.16%
Efficiency Ratio (1)	61.00%	56.42%	61.53%	59.72%
Yield on Earning Assets (1)	5.22%	5.64%	5.93%	6.34%
Cost of Interest Bearing Liabilities	0.48%	0.52%	0.55%	0.63%
Net Interest Spread	4.74%	5.12%	5.38%	5.71%
Net Interest Margin (1)	4.84%	5.23%	5.48%	5.81%

Tangible Book Value Per Share (2)	$ 11.50	$ 11.41	$ 11.31	$ 10.85
Tangible Common Equity to Total Tangible Assets (2)	10.73%	10.50%	10.44%	9.90%

	March 31,	December 31,	September 30,	March 31,	Regulatory Requirements
	2013	2012	2012	2012	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated (3)	19.78%	19.39%	19.59%	19.94%	8.00%	NA
Tier 1 Risk-Based Capital Ratio - Consolidated (3)	18.52%	18.13%	18.34%	18.69%	4.00%	NA
Tier 1 Leverage Ratio - Consolidated (3)	11.97%	11.78%	11.65%	11.49%	4.00%	NA
Total Risk-Based Capital Ratio - Whidbey Island Bank (3)	19.16%	18.77%	19.02%	19.32%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank (3)	17.90%	17.51%	17.77%	18.07%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank (3)	11.55%	11.36%	11.25%	11.10%	4.00%	5.00%

(1) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenue and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income. Please see reconciliation to GAAP measure that appears elsewhere in this release.

(2) Please see the reconciliations to GAAP measures that appear elsewhere in this release. Tangible book value per share and tangible common equity to total tangible assets are non-GAAP performance measurements that management believes provide a more accurate picture of equity.

(3) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	March 31,
	2013	2012	2012
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$ 17,147	$ 16,570	$ 18,032
Indirect Loans:
Charge-offs	(173)	(241)	(291)
Recoveries	115	91	135
Indirect Net Charge-offs	(58)	(150)	(156)

Other Loans:
Charge-offs	(741)	(1,255)	(1,942)
Recoveries	128	482	59
Other Net Charge-offs	(613)	(773)	(1,883)

Total Net Charge-offs	(671)	(923)	(2,039)
Provision for Loan Losses, Non-Covered Loans	450	1,500	2,000
Balance at End of Period	$ 16,926	$ 17,147	$ 17,993

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.29%	0.74%	0.77%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	0.32%	0.41%	1.04%
Net Charge-offs to Average Total Loans (1)	0.32%	0.44%	1.01%

	March 31,	December 31,	March 31,
	2013	2012	2012
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$ 11,832	$ 15,551	$ 22,340
Non-Covered Other Real Estate Owned	5,297	3,023	1,830
Total Nonperforming Non-Covered Assets	$ 17,129	$ 18,574	$ 24,170
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	1.40%	1.82%	2.73%
Nonperforming Non-Covered Assets to Total Assets	1.03%	1.10%	1.42%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	143.05%	110.26%	80.54%
Allowance for Loan Losses to Non-Covered Loans	2.01%	2.01%	2.20%

Non-Covered Loan Composition
Commercial	$ 160,053	$ 162,481	$ 156,594
Real Estate Mortgages
One-to-Four Family Residential	35,174	36,873	38,987
Commercial	425,069	415,754	378,355
Real Estate Construction
One-to-Four Family Residential	40,099	46,472	56,963
Commercial	25,773	34,926	31,236
Consumer
Indirect	77,654	77,596	78,809
Direct	78,209	77,294	75,838
Deferred Costs	1,781	1,738	1,868
Total Non-Covered Loans	$ 843,812	$ 853,134	$ 818,650

Time Deposit Composition
Time Deposits $100,000 and more	$ 189,684	$ 188,282	$ 217,422
All Other Time Deposits	234,672	247,037	291,886
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	1,755	12,579	13,223
Total Time Deposits	$ 426,111	$ 447,898	$ 522,531

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports 1Q13 EPS of $0.30

April 25, 2013

Non-GAAP Financial Measures

Fully tax-equivalent net interest income and fully tax-equivalent net interest margin are non-GAAP performance measurements that management believes provides investors with a more accurate picture of the Company's operational performance and is consistent with industry practice. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

The following table provides the reconciliation of the Company's net interest income and net interest margin (GAAP) to a fully tax-equivalent net interest income and fully tax-equivalent net interest margin (non-GAAP) for the periods presented:

	Quarter Ended
	March 31,	December 31,	March 31,
	2013	2012	2012

Net Interest Income	$ 18,182	$ 19,854	$ 21,302
Tax-Equivalent Adjustment (1)	206	307	265
Tax-Equivalent Net Interest Income	18,388	20,161	21,567

Average Interest Earning Assets	1,539,196	1,533,010	1,493,322

Net Interest Margin	4.79%	5.15%	5.74%
Tax-Equivalent Net Interest Margin (1)	4.84%	5.23%	5.81%

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in its analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets or tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2013	2012	2012

Total Shareholders' Equity	$ 184,286	$ 182,624	$ 173,715
Adjustments to Shareholders' Equity
Goodwill and Other Intangible Assets, Net (2)	(5,919)	(6,027)	(6,413)
Tangible Common Equity	178,367	176,597	167,302

Total Assets	$ 1,668,354	$ 1,687,677	$ 1,696,554
Adjustments to Total Assets
Goodwill and Other Intangible Assets, Net (2)	(5,919)	(6,027)	(6,413)
Total Tangible Assets	1,662,435	1,681,650	1,690,141

Common Shares Outstanding at Period End	15,503,861	15,483,598	15,419,472

Tangible Common Equity to Total Tangible Assets	10.73%	10.50%	9.90%
Tangible Book Value per Common Share	$ 11.50	$ 11.41	$ 10.85

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate

(2) Goodwill and Other Intangible Assets, Net excludes mortgage servicing rights

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Note: Transmitted on GlobeNewswire on April 25, 2013, at 1:00 p.m. PT.